Exhibit 8.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

April 27, 2016

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction among Huntington, FirstMerit Corporation, an Ohio corporation, and West Subsidiary Corporation, an Ohio corporation and a direct, wholly owned subsidiary of Huntington (the “Mergers”).

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement. We hereby confirm to you that such discussion of those consequences, subject to the limitations and qualifications set forth herein and therein, constitute our opinion as to the material United States federal income tax consequences of the Mergers to U.S. holders of FirstMerit common stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz